Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

FOURTH QUARTER FINANCIAL RESULTS

BOSTON (February 25, 2025) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the fourth quarter ended December 28, 2024. Key results were:

Fourth Quarter 2024 Summary:

•
Depletions were flat and shipments decreased 0.5%
•
Net revenue increased 2.2% to $402.3 million
•
Gross margin of 39.9% up 230 basis points year over year
•
GAAP diluted loss per share of $3.38, which includes a previously announced contract settlement expense of $1.70 per share
•
Non-GAAP diluted loss per share of $1.68

Full Year 2024 Summary:

•
Depletions decreased 2% and shipments decreased 2.4%
•
Net revenue increased 0.2% to $2.01 billion
•
Gross margin of 44.4% up 200 basis points year over year
•
GAAP diluted earnings per share of $5.06, which includes a non-cash brand impairment charge and contract settlement expense together totaling $4.37 per share
•
Non-GAAP diluted earnings per share of $9.43, or 31.5% growth year over year

Capital Structure

•
Generated $249 million in operating cash flow for the full year 2024
•
Ended the year with $212 million in cash and no debt
•
Repurchased $239 million in shares in 2024 and $29 million in 2025 through February 21, 2025

“We were pleased to deliver improved operational and financial performance in 2024,” said Chairman and Founder Jim Koch. “I’m confident we have the right strategy and team in place and we will be stepping up advertising investment in 2025 to further strengthen our brands and drive long-term sustainable growth. Our strong balance sheet and cash flow generation allow us to both increase advertising investment and continue to return cash to shareholders through share repurchases.”

“The fourth quarter provided a solid finish to 2024 with flat depletions, gross margin expansion and strong cash generation,” said President and CEO Michael Spillane. “We are entering 2025 as a stronger company focused on end-to-end execution which is showing progress in a dynamic operating environment. We remain committed to our strategy of a diversified portfolio of core brands and strong innovation supported by increased advertising investment, transforming our supply chain and leveraging our industry leading salesforce.”

Details of the results were as follows:

Fourth Quarter 2024 (13 weeks ended December 28, 2024) Summary of Results

Depletions for the fourth quarter were flat from the prior year. Shipment volume for the quarter was approximately 1.5 million barrels, a 0.5% decrease from the prior year, primarily due to declines in Truly Hard Seltzer that were partially offset by growth in the Company’s Twisted Tea, Sun Cruiser and Hard Mountain Dew brands.

The Company believes distributor inventory as of December 28, 2024 averaged approximately four weeks on hand and was at an appropriate level for each of its brands compared to five and one half weeks on hand at the end of the third quarter.

Net revenue for the quarter increased 2.2% due to price increases, the comparison against an international sales tax adjustment in the prior year and lower returns, partially offset by lower volumes and increased excise taxes.

Gross margin of 39.9% increased 230 basis points from the 37.6% margin realized in the prior year. Gross margin benefited from increased revenue and procurement savings, which more than offset increased inflationary costs.

The fourth quarter gross margin of 39.9% includes $8.3 million of shortfall fees, which negatively impacted gross margin by approximately 205 basis points on an absolute basis, and a non-cash expense of third-party production pre-payments of $3.7 million that negatively impacted gross margins by approximately 90 basis points on an absolute basis.

Advertising, promotional and selling expenses for the fourth quarter of 2024 increased $10.9 million or 8.5% from the fourth quarter of 2023, due to increased brand and selling costs partially offset by decreased freight to distributors of $1.3 million from improved efficiencies and lower volumes. Brand and selling costs increased $12.2 million due to increased brand media investments and higher salaries and benefits.

General and administrative expenses increased by $4.0 million or 9.1% from the fourth quarter of 2023, primarily due to increased indirect taxes and professional fees.

Contract settlement costs reflect a $26 million cash payment resulting from a previously announced amendment of a supplier contract. This amendment was executed to better match the company’s future production requirements and results in increased production flexibility and more favorable termination rights to the Company.

The Company incurred impairment costs for brewery equipment and other brewery related assets of $3.4 million in the fourth quarter of 2024 and $1.5 million in the fourth quarter of 2023.

The Company’s effective tax rate benefit for the fourth quarter was 27.7% compared to 18.3% in the prior year. The increase in the tax benefit rate was primarily due to an increase in tax expense in the fourth quarter of 2023 related to non-deductible stock compensation.

Fourth quarter GAAP net loss of $38.8 million or $3.38 per diluted share, represented an increase of $20.6 million or $1.89 per diluted share compared to the prior year. This increase between periods was primarily driven by contract settlement costs and higher advertising, promotional and selling expenses. partially offset by higher revenue and higher gross margins.

Fourth quarter Non-GAAP net loss of $19.3 million or $1.68 per diluted share excludes $1.70 per diluted share for the net of tax impact of the contract settlement cost.

Full Year 2024 (52 weeks ended December 28, 2024) Summary of Results

Net revenue of $2.01 billion increased 0.2% compared to 2023 due to price increases and lower returns partially offset by lower volumes.

Depletions decreased 2% from the prior year. Shipment volume was approximately 7.5 million barrels, a 2.4% decrease from the prior year, primarily due to declines in Truly Hard Seltzer that were partially offset by growth in Twisted Tea and Sun Cruiser brands.

Gross margin of 44.4% increased from the 42.4% margin realized in 2023, or an increase of 200 basis points year over year. Gross margin primarily benefited from price increases, procurement savings and lower returns, partially offset by higher brewery processing costs per barrel due to lower volumes and increased inflationary costs.

Gross margin of 44.4% includes $13.0 million of shortfall fees, which negatively impacted gross margin by approximately 65 basis points on an absolute basis and a non-cash expense of third-party production pre-payments of $20.1 million that negatively impacted gross margins by approximately 100 basis points on an absolute basis.

Advertising, promotional and selling expenses decreased $4.0 million or 0.7% from 2023, primarily due to decreased freight to distributors of $10.5 million from lower rates and volumes. Brand and selling costs increased $6.5 million, primarily due to increased brand media investments and higher salaries and benefits.

General and administrative expenses increased by $15.4 million or 8.8% from 2023, primarily due to higher salaries and benefits costs resulting from Chief Executive Officer transition costs recorded in the first quarter as well as increased inflationary costs.

Impairment of intangible assets reflects a $42.6 million non-cash impairment charge recorded primarily for the Dogfish Head brand, taken as a result of the Company’s annual impairment analysis as of September 1, 2024. In the third quarter of 2023, the Company recorded an impairment charge of $16.4 million for the Dogfish Head brand.

Contract settlement costs reflect a $26 million cash payment resulting from a previously announced amendment of a supplier contract.

The Company incurred impairment costs for brewery equipment and other brewery related assets of $7.2 million in the full year of 2024 and $5.4 million in the full year of 2023.

The Company’s effective tax rate was 31.9% compared to 30.2% in full year 2023 is due to lower pre-tax income with no corresponding reduction in non-deductible expenses. The Company estimates the lower pre-tax income resulting from the impairment of intangible assets and the contract settlement negatively impacted the 2024 effective tax rate by approximately 300 basis points.

Full-year GAAP net income of $59.7 million or $5.06 per share, represented a decrease of $16.6 million or $1.15 per diluted share compared to 2023. This decrease between periods was primarily driven by contract settlement costs and increased brand impairment partially offset by higher gross margins.

Full-year Non-GAAP net income of $111.1 million or $9.43 per diluted share excludes $4.37 per diluted share for the combined net of tax impact of the non-cash impairment charge of $42.6 million and the contract settlement costs of $26 million. Prior year Non-GAAP net income of $88.0 million or $7.17 excludes $0.96 per diluted share for the net of tax impact of the non-cash impairment charge of $16.4 million recorded in 2023.

The Company expects that its December 28, 2024 cash balance of $211.8 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 52-week period ended December 28, 2024 and the period from December 30, 2024 through February 21, 2025, the Company repurchased shares of its Class A Common Stock in the amounts of $238.9 million and $29.0 million, respectively, for a total of $267.9 million. As of February 21, 2025, the Company had approximately $398 million remaining on the $1.6 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 8-week period ended February 21, 2025 are estimated by the Company to be flat to the comparable period in 2024.

Full-Year 2025 Projections

The Company’s actual 2025 results could vary significantly from the current projection and are highly sensitive to changes in volume projections and supply chain performance as well as inflationary impacts. The Company’s projections below do not include any impact related to potential tariffs.

Full Year 2025	Guidance
Depletions and Shipments Percentage Change	Down low single digit to up low single digit
Price Increases	1% to 2%
Gross Margin	45% to 47%
Advertising, Promotion, and Selling Expense Year Over Year Increase ($ million)	$30 to $50
Effective Tax Rate	29% to 30%
GAAP EPS	$8.00 to $10.50
Capital Spending ($ million)	$90 to $110

Underlying the Company's current 2025 projections are the following full-year estimates and targets:

•
The Company’s business is seasonal, with the first quarter and fourth quarter being lower volume quarters and the fourth quarter typically the lowest absolute gross margin rate of the year.

•
First half 2025 shipments are expected to be at the high end of the full year guidance range due to timing of estimated demand and wholesaler inventory levels for certain brands and styles, primarily driven by Sun Cruiser, Hard Mountain Dew and Truly Unruly.

•
During full year 2025, the Company estimates shortfall fees will negatively impact gross margin by 60 to 80 basis points and non-cash expense of third-party production pre-payments will negatively impact gross margins by 40 to 60 basis points
•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•
The dollar increases in advertising, selling and promotional expense for the year are expected to occur primarily in the first half of the year with a significant year over year increase in the first quarter

•
The benefit of lapping CEO transition costs incurred in 2024 is expected to be offset by an increase in estimated incentive compensation at target for 2025 compared to 2024 achievement.

Use of Non-GAAP Measures

Non-GAAP EPS is not a defined term under U.S. generally accepted accounting principles (“GAAP”). Non-GAAP EPS, or Non-GAAP fourth quarter earnings per diluted share, excludes from fourth quarter GAAP EPS $1.70 per diluted share for the net of tax impact of the contract settlement of $26 million recognized in the fourth quarter of fiscal 2024. Non-GAAP EPS, or Non-GAAP full-year earnings per diluted share, excludes from full-year GAAP EPS $4.37 per diluted share for the net of tax impact of the combined contract settlement of $26 million recognized in the fourth quarter of fiscal 2024 and the non-cash asset impairment charge of $42.6 million, recognized in the third quarter of fiscal 2024 relating primarily to the Dogfish Head brand. These non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses this non-GAAP financial measure to make operating and strategic decisions and to evaluate the Company’s underlying business performance. Management believes this non-GAAP measure provides meaningful and useful information to investors and analysts regarding the Company’s outlook for its ongoing financial and business performance or trends and facilitates period to period comparisons of its forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 28, 2024 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began brewing Samuel Adams beer in 1984 and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Sun Cruiser, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Tuesday, February 25, 2025

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	December 28,	December 30,	December 28,	December 30,
	2024 (13 weeks)	2023 (13 weeks)	2024 (52 weeks)	2023 (52 weeks)
Barrels sold	1,496	1,503	7,493	7,678
Revenue	$429,247	$417,409	$2,137,802	$2,133,292
Less excise taxes	26,948	23,687	124,876	124,667
Net revenue	402,299	393,722	2,012,926	2,008,625
Cost of goods sold	241,614	245,826	1,119,194	1,156,256
Gross profit	160,685	147,896	893,732	852,369
Operating expenses:
Advertising, promotional, and selling expenses	139,549	128,629	552,033	555,998
General and administrative expenses	47,680	43,714	189,906	174,548
Impairment of intangible asset	-	-	42,584	16,426
Impairment of brewery assets	3,433	1,480	7,184	5,396
Contract settlement costs	26,052	-	26,052	—
Total operating expenses	216,714	173,823	817,759	752,368
Operating (loss) income	(56,029)	(25,927)	75,973	100,001
Other income, net:
Interest income, net	3,228	4,018	13,249	10,995
Other expense, net	(825)	(271)	(1,620)	(1,408)
Total other income, net	2,403	3,747	11,629	9,587
(Loss) income before income tax (benefit) provision	(53,626)	(22,180)	87,602	109,588
Income tax (benefit) provision	(14,871)	(4,056)	27,907	33,338
Net (loss) income	$(38,755)	$(18,124)	$59,695	$76,250

Net (loss) income per common share - basic	$(3.38)	$(1.49)	$5.07	$6.23
Net (loss) income per common share - diluted	$(3.38)	$(1.49)	$5.06	$6.21

Weighted-average number of common shares - basic	11,460	12,166	11,774	12,243
Weighted-average number of common shares - diluted	11,452	12,190	11,766	12,258

Net (loss) income	$(38,755)	$(18,124)	$59,695	$76,250
Other comprehensive (loss) income:
Currency translation adjustment	(534)	166	(715)	166
Defined benefit plans liability adjustment	76	(13)	76	(13)
Total other comprehensive (loss) income, net of tax:	(458)	153	(639)	153
Comprehensive (loss) income	$(39,213)	$(17,971)	$59,056	$76,403

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	December 28,	December 30,
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$211,819	$298,491
Accounts receivable	61,423	66,997
Inventories	117,159	115,773
Prepaid expenses and other current assets	20,209	20,538
Income tax receivable	6,681	1,711
Total current assets	417,291	503,510
Property, plant, and equipment, net	616,242	642,509
Operating right-of-use assets	27,837	35,559
Goodwill	112,529	112,529
Intangible assets	16,446	59,644
Third-party production prepayments	14,473	33,581
Note receivable	16,738	—
Other assets	28,462	42,661
Total assets	$1,250,018	$1,429,993
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$87,276	$87,245
Accrued expenses and other current liabilities	138,618	126,930
Current operating lease liabilities	5,735	9,113
Total current liabilities	231,629	223,288
Deferred income taxes, net	65,803	85,721
Non-current operating lease liabilities	30,205	36,161
Other liabilities	6,194	6,894
Total liabilities	333,831	352,064
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 9,263,198 and 10,033,303 issued and outstanding as of December 28, 2024 and December 30, 2023, respectively	93	100
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding at December 28, 2024 and December 30, 2023	21	21
Additional paid-in capital	676,454	656,297
Accumulated other comprehensive loss	(696)	(57)
Retained earnings	240,315	421,568
Total stockholders' equity	916,187	1,077,929
Total liabilities and stockholders' equity	$1,250,018	$1,429,993

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	December 28,	December 30,
	2024 (52 weeks)	2023 (52 weeks)
Cash flows provided by operating activities:
Net income	$59,695	$76,250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93,992	88,141
Impairment of intangible assets	42,584	16,426
Impairment of brewery assets	7,184	5,396
Change in right-of-use assets	7,722	7,678
Stock-based compensation expense	18,954	16,971
Deferred income taxes	(19,918)	(10,871)
Other non-cash (income) expense	(237)	224
Changes in operating assets and liabilities:
Accounts receivable	5,548	(10,340)
Inventories	6,907	31,500
Prepaid expenses, income tax receivable, and other current assets	(4,660)	13,979
Third-party production prepayments	19,108	27,758
Other assets	6,156	(5,849)
Accounts payable	2,602	2,763
Accrued expenses, other current liabilities, and other liabilities	12,320	13,884
Operating lease liabilities	(9,065)	(8,759)
Net cash provided by operating activities	248,892	265,151
Cash flows used in investing activities:
Purchases of property, plant, and equipment	(76,277)	(64,087)
Proceeds from sale of property, plant, and equipment	23	1,709
Cash paid for note receivable	(20,000)	—
Net cash used in investing activities	(96,254)	(62,378)
Cash flows used in financing activities:
Repurchases and retirement of Class A common stock	(238,614)	(92,877)
Proceeds from exercise of stock options and sale of investment shares	3,597	11,723
Net cash paid on finance leases and notes payable	(1,886)	(1,575)
Payment of tax withholding on stock-based payment awards and investment shares	(2,407)	(2,113)
Net cash used in financing activities	(239,310)	(84,842)
Change in cash and cash equivalents	(86,672)	117,931
Cash and cash equivalents and restricted cash at beginning of period	298,491	180,560
Cash and cash equivalents and restricted cash at end of period	$211,819	$298,491

Copies of The Boston Beer Company's press releases,
including quarterly financial results, are available at www.bostonbeer.com